Exhibit 10.2

ROYALTY RIGHT AGREEMENT

{FOR USE ONLY IN ISSUE DATE AGREEMENT:

dated as of October 14, 2016}

{FOR USE ONLY IN SUBSEQUENT CLOSING DATE AGREEMENT:

dated as of             , 201    }

between

QUOTIENT LIMITED

and

THE PURCHASER NAMED HEREIN

	Table of Contents

		Page
	ARTICLE I
	RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1	Rules of Construction and Defined Terms	1

	ARTICLE II
	ROYALTY RIGHT

Section 2.1	Sale of Royalty Right	1
Section 2.2	Payment Procedures	1
Section 2.3	Notice of First Contract Date	3
Section 2.4	Information Rights	3
Section 2.5	Audit Rights	4
Section 2.6	Transferability of Royalty Right	4
Section 2.7	Allocation of Purchase Price	5
Section 2.8	No Partnership or Joint Venture	5

	ARTICLE III
	MERGERS

Section 3.1	Mergers	5

	ARTICLE IV
	CONFIDENTIALITY

Section 4.1	Confidentiality	6

	ARTICLE V
	SURVIVAL OF CERTAIN PROVISIONS

Section 5.1	Survival of Certain Provisions	6

	ARTICLE VI
	NOTICES

Section 6.1	Notices	7

	ARTICLE VII
	SUCCESSORS AND ASSIGNS

Section 7.1	Successors and Assigns	7

i

	ARTICLE VIII
	SEVERABILITY

Section 8.1	Severability	8

	ARTICLE IX
	WAIVER OF JURY TRIAL

Section 9.1	WAIVER OF JURY TRIAL	8

	ARTICLE X
	GOVERNING LAW; CONSENT TO JURISDICTION

Section 10.1	Governing Law; Consent to Jurisdiction	8

	ARTICLE XI
	COUNTERPARTS

Section 11.1	Counterparts	8

	ARTICLE XII
	TABLE OF CONTENTS AND HEADINGS

Section 12.1	Table of Contents and Headings	9

	ARTICLE XIII
	TAX MATTERS; TAX DISCLOSURE

Section 13.1	Tax Matters	9
Section 13.2	Tax Disclosure	9

Annex A Rules of Construction and Defined Terms

ii

ROYALTY RIGHT AGREEMENT

{FOR USE ONLY IN ISSUE DATE AGREEMENT:

Dated as of October 14, 2016}

{FOR USE ONLY IN SUBSEQUENT CLOSING DATE AGREEMENT:

Dated as of             , 201    }

To the Purchaser named on the signature page hereto

Ladies and Gentlemen:

Quotient Limited, a public limited liability company formed under the Laws of Jersey, Channel Islands (the “Seller”), hereby covenants and agrees with you as follows:

ARTICLE I

RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1    Rules of Construction and Defined Terms. The rules of construction set forth in Annex A shall apply to this Royalty Right Agreement and are hereby incorporated by reference into this Royalty Right Agreement as if set forth fully in this Royalty Right Agreement. Capitalized terms used but not otherwise defined in this Royalty Right Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Royalty Right Agreement as if set forth fully in this Royalty Right Agreement.

ARTICLE II

ROYALTY RIGHT

Section 2.1    Sale of Royalty Right. The Seller hereby sells to the purchaser named on the signature page hereto (together with any Person to whom the Royalty Right is Transferred pursuant to the terms hereof, the “Purchaser”) the Royalty Right in consideration for the consideration set forth in Section 2.7(b). The Royalty Right shall only be evidenced by this Royalty Right Agreement and shall not be evidenced by a certificate or other instrument.

Section 2.2    Payment Procedures. (a) On or prior to each Royalty Right Payment Date, the Seller shall (i) pay, by wire transfer in immediately available funds in U.S. dollars to the Purchaser Account, the Royalty Right Payment Amount with respect to the corresponding Royalty Right Period and (ii) deliver to the Purchaser a report (a “Report”) setting forth (A) such Royalty Right Payment Amount and (B) MosaiQ™ Net Sales for such Royalty Right Period, calculated in reasonable detail. Each Report and the contents thereof shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Seller shall not be obligated to deliver any Report pursuant to this Section 2.2 unless the Confidentiality Agreement is effective and has a remaining term of not less than six (6) months at the time such Report is to be delivered,

(b) All payments made by or on behalf of the Seller (including any Successor Company) in respect of this Royalty Right Agreement or the Royalty Right will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction, will at any time be required by law to be made from any payments made by or on behalf of the Seller or paying agent with respect to this Royalty Right Agreement or the Royalty Right the Seller will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by the Purchaser in respect of such payments, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received by the Purchaser in respect of such payments on this Royalty Right Agreement or the Royalty Right, as applicable, in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the Purchaser and a Relevant Taxing Jurisdiction (it being understood that a Relevant Taxing Jurisdiction is to be determined as though a payment with respect to this Royalty Right Agreement or the Royalty Right were made on the Issue Date) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of this Royalty Right Agreement or the Royalty Right or the receipt of any payment or the exercise or enforcement of rights under this Royalty Right Agreement or the Royalty Right;

(2) any Tax that is imposed or withheld by reason of the failure by the Purchaser or the beneficial owner of this Royalty Right Agreement or the Royalty Right to comply with a reasonable written request of the Seller addressed to the Purchaser, after reasonable notice (at least 30 days before any such withholding or deduction would be payable), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Purchaser or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters that is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction of, all or part of such Tax but only to the extent the Purchaser or such beneficial owner is legally entitled to provide such certification or documentation;

(3) any Taxes that are payable otherwise than by deduction or withholding from a payment under or with respect to this Royalty Right Agreement or the Royalty Right;

(4) any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;

(5) any tax imposed by reason of the Purchaser’s or beneficial owner’s past or present status (or the past or present status of a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the Purchaser or beneficial owner, if the Purchaser or beneficial owner is an estate, a trust, a partnership or a corporation) as a personal holding company, private foundation or other tax exempt organization, passive foreign investment company, controlled foreign corporation with respect to the United States, bank, or as a corporation that accumulates earnings to avoid U.S. federal income tax; or

(6) any combination of items (1) through (5) above.

Notwithstanding anything to the contrary herein, the Seller shall be permitted to withhold or deduct any amounts required by FATCA and the Seller shall not be required to pay any additional amounts with respect to any FATCA withholding or deduction imposed on or with respect to this Royalty Right Agreement or the Royalty Right.

The Seller will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable Law. The Seller will provide certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld to each Relevant Taxing Jurisdiction imposing such Taxes, or if such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable to the Purchaser.

Wherever in this Royalty Right Agreement there is mentioned, in any context:

(1) the Royalty Right Payment Amount; or

(2) interest, if any, pursuant to Section 2.5 of this Royalty Right Agreement such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations will survive any termination, defeasance or discharge of this Royalty Right Agreement or Royalty Right and any transfer by the Purchaser or beneficial owner of this Royalty Right Agreement or the Royalty Right, and will apply mutatis mutandis to any jurisdiction in which any Successor Company is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to this Royalty Right Agreement or Royalty Right is made by or on behalf of the Seller, or any political subdivision or governmental authority thereof or therein having the power to tax.

Section 2.3    Notice of First Contract Date. Within fifteen (15) days following the occurrence of the First Contract Date, the Seller shall provide notice in writing to the Purchaser of the date on which the First Contract Date occurred (the “First Contract Notice”).

Section 2.4    Information Rights. Upon the Purchaser’s prior written request, the Seller shall meet at reasonable times during normal business hours with the Purchaser up to two times per calendar year to discuss the content of any Report or First Contract Notice (or reasons for the lack of any Report or First Contract Notice). The Seller shall promptly furnish to the Purchaser all relevant information and documentation in connection with this Royalty Right Agreement that the Purchaser may reasonably request in connection with the determination of whether or when the First Contract Date occurred and whether the calculation of MosaiQ™ Net Sales or a Royalty Right Payment Amount is in error. The Seller agrees to maintain books and records relevant to the calculation of MosaiQ™ Net Sales and Royalty Right Payment Amounts. Any information or documentation discussed, provided or made available by the Seller pursuant to this Section 2.4 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Seller shall not be obligated to meet to discuss any Report or First Contract Notice (or reasons for the lack of any Report or First Contract Notice), or provide or make available any information or documentation, pursuant to this Section 2.4 unless the Confidentiality Agreement is effective and has a remaining term of not less than six (6) months at the time such information or documentation is to be discussed, provided or made available.

Section 2.5    Audit Rights. Subject to reasonable advance written notice from the Purchaser within six (6) months of each Royalty Right Payment Date, the Seller shall permit an independent accounting firm of national reputation chosen by the Purchaser to have access during normal business hours to the books and records of the Seller as may be reasonably necessary to audit the calculation of MosaiQ™ Net Sales and Royalty Right Payment Amounts (or reasons for the lack of any calculation therefor) for the applicable Royalty Right Period pertaining to such Royalty Right Payment Date. Any such audit shall be at the expense of the Purchaser; provided, however, that if any such audit reveals a discrepancy in favor of the Purchaser of at least 5% of a Royalty Right Payment Amount, then the cost of such audit shall instead be borne by the Seller. In the event that any audit reveals an underpayment of any Royalty Right Payment Amount, then the underpayment amount shall be paid within thirty (30) days after Purchaser makes a demand therefor, plus interest thereon if such amount is in excess of five percent (5%) of the amount that actually should have been paid. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of one-half percent (0.5%) over the prime rate of interest as published in The Wall Street Journal, Eastern Edition, in effect on the date such amount was due. The independent accounting firm conducting any audit pursuant to this Section 2.5 shall agree to be bound by the terms of the Confidentiality Agreement or shall otherwise agree to confidentiality provisions acceptable to the Seller. Any books and records, information or other documentation provided or made available by the Seller pursuant to this Section 2.5 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Seller shall not be obligated to provide or make available any books and records, information or other documentation pursuant to this Section 2.5 unless the Confidentiality Agreement is effective and has a remaining term of not less than six months at the time such books and records, information or other documentation is to be provided or made available.

Section 2.6    Transferability of Royalty Right. Subject to the final sentence of this Section 2.6, at the option of the Purchaser, the Royalty Right may be Transferred, in whole but not in part, but only in compliance with applicable Laws and upon three (3) Business Days’ notice to the Seller. Any request to Transfer the Royalty Right must be in writing and accompanied by a written instrument or instruments of Transfer and any other documentation reasonably requested by the Seller (including a Confidentiality Agreement executed by the transferee and any new information in respect of the Purchaser Account contemplated by the definition thereof) in a form reasonably satisfactory to the Seller. Upon receipt of such written request and other instruments and documentation reasonably satisfactory to the Seller, the Seller shall recognize the requested Transfer, and Seller’s recognition of any such Transfer shall not be unreasonably withheld, delayed or conditioned. Any duly Transferred Royalty Right shall be the valid obligation of the Seller, evidencing the same right and entitling the transferee to the same benefits and rights under this Royalty Right Agreement as those previously held by the transferor. Any Transfer of the Royalty Right shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor). Notwithstanding anything to the contrary herein, the consent of the Seller shall be required with respect to, and the Seller shall have the right to decline to consent to and recognize, any Transfer that is proposed to be made to any Person that the Seller reasonably determines is a competitor of the Seller.

Section 2.7    Allocation of Purchase Price. The Seller and the Purchaser hereby acknowledge and agree that the Notes issued to the Purchaser (or its Affiliate) and the Royalty Right sold by the Seller to the Purchaser on the date hereof constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. In accordance with Section 1273(b)(2) of the Code and Section 1273(c)(2)(A) of the Code, the issue price of the investment unit is 100% of the principal amount of such Notes. Allocating that issue price between such Notes and such Royalty Right based on their relative fair market values, as required by Section 1273(c)(2)(B) of the Code and U.S. Treasury Regulations Section 1.1273-2(h)(1), results in (a) such Notes having an issue price of {    }% of the principal amount of such Notes and (b) such Royalty Right having a purchase price of {    }% of the principal amount of such Notes. The Seller and the Purchaser agree to prepare their respective U.S. federal income tax returns, including statements and reports related thereto, in a manner consistent with the foregoing agreement, to the extent such returns, statements and reports are required to be filed.

Section 2.8    No Partnership or Joint Venture. For the avoidance of doubt, the Royalty Right shall not represent any equity or ownership interest in the Seller or have any voting, management or dividend rights. The Seller and the Purchaser are not partners, associates or joint venturers with each other, and nothing herein shall be construed to impose any liability as such on either of them or make them a partnership, an association, a joint venture or any other kind of entity or legal form.

ARTICLE III

MERGERS

Section 3.1    Mergers. The Seller shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Seller is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (a) the Seller is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Seller) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the Laws of an Approved Jurisdiction (the Seller or such Person, as the case may be, being herein called the “Successor Company”), (b) the Successor Company (if other than the Seller) expressly assumes all the obligations of the Seller under this Royalty Right Agreement pursuant to documents or instruments in form reasonably satisfactory to the Purchaser, and (c) the Seller shall have delivered to the Purchaser an Officer’s Certificate stating that such consolidation, amalgamation, merger, winding up, conversion, sale, assignment, transfer, lease, conveyance or other disposition and such documents or instruments (if any) comply with this Royalty Right Agreement. The Successor Company (if other than the Seller) shall succeed to, and be substituted for, the Seller under this Royalty Right Agreement, and in such event the Seller will automatically be released and discharged from its obligations under this Royalty Right Agreement.

ARTICLE IV

CONFIDENTIALITY

Section 4.1    Confidentiality. Except as otherwise required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller and except as otherwise set forth in this Section 4.1, the Seller will, and will cause each of its Affiliates, directors, officers, employees, agents, representatives and similarly situated persons who receive such information to, treat and hold as confidential and not disclose to any Person any and all Confidential Information furnished to it by the Purchaser, as well as the information on the signature page to this Royalty Right Agreement, and to use any such Confidential Information and other information only in connection with this Royalty Right Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Seller may disclose such information solely on a need-to-know basis and solely to its members, directors, employees, managers, officers, agents, brokers, advisors, lawyers, bankers, trustees, representatives, investors, co-investors, insurers, insurance brokers, underwriters and financing parties; provided, however, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such Confidential Information and other information confidential pursuant to obligations of confidentiality no less onerous than those set forth herein. Except as otherwise required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller, in no event shall the Purchaser’s name (in any variation) be used in any public announcement or filing, or in any type of mail or electronic distribution intended for an audience that is not solely limited to the Affiliates of the Seller. Except as required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller, neither the Seller nor any of its Affiliates shall disclose to any Person, or use or include in any public announcement or any public filing, the identity of any shareholders, members, directors or Affiliates of the Purchaser, without the prior written consent of such shareholder, member, director or Affiliate.

ARTICLE V

SURVIVAL OF CERTAIN PROVISIONS

Section 5.1    Survival of Certain Provisions. The covenants and agreements contained in this Royalty Right Agreement shall survive (a) the execution and delivery of this

Royalty Right Agreement and (b) any Transfer by the Purchaser of the Royalty Right or any interest therein. All such provisions are binding upon and may be relied upon by the Purchaser, regardless of any investigation made at any time by or on behalf of the Purchaser. All statements contained in any certificate or other instrument delivered by or on behalf of either party hereto pursuant to this Royalty Right Agreement shall be deemed to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby regardless of any investigation made by or on behalf of any such party. This Royalty Right Agreement and the Purchase Agreement embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof, other than the separate Confidentiality Agreement entered into between the Purchaser (or its Affiliate) and the Seller relating to the transactions contemplated hereby. The Royalty Right shall remain in full force and effect following any Change of Control (as defined in that certain indenture, dated as of October 14, 2016, by and among the Seller, certain Subsidiaries of the Seller and U.S. Bank National Association, as trustee and collateral agent (the “Indenture”)).

ARTICLE VI

NOTICES

Section 6.1    Notices. All statements, requests, notices and agreements hereunder shall be in writing and delivered by hand, mail or overnight courier as follows:

(a)    if to the Purchaser, as set forth on the signature page hereto; and

(b)    if to the Seller, to:

Quotient Limited

Terre Bonne Business Park

Route de Crassier 13

1262 Eysins

Switzerland

Attention:     Stephen Unger, Chief Financial Officer

With a copy by email to:

Email:          Stephen.Unger@quotientbd.com

ARTICLE VII

SUCCESSORS AND ASSIGNS

Section 7.1    Successors and Assigns. This Royalty Right Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assignees and permitted transferees. The Seller may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser, other than in accordance with the terms of Section 3.1.

ARTICLE VIII

SEVERABILITY

Section 8.1    Severability. Any provision of this Royalty Right Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE IX

WAIVER OF JURY TRIAL

Section 9.1    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PURCHASER AND THE SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS ROYALTY RIGHT AGREEMENT.

ARTICLE X

GOVERNING LAW; CONSENT TO JURISDICTION

Section 10.1    Governing Law; Consent to Jurisdiction. THIS ROYALTY RIGHT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. To the extent permitted by applicable Law, the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Royalty Right Agreement or the transactions contemplated hereby.

ARTICLE XI

COUNTERPARTS

Section 11.1    Counterparts. This Royalty Right Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Royalty Right Agreement. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

ARTICLE XII

TABLE OF CONTENTS AND HEADINGS

Section 12.1    Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Royalty Right Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE XIII

TAX MATTERS; TAX DISCLOSURE

Section 13.1    Tax Matters. The Seller and the Purchaser intend that the Royalty Right be treated for U.S. federal, state and local tax purposes as a contractual right to receive the Royalty Right Payment Amounts, if any. The Seller and the Purchaser do not intend that the Royalty Right be treated as an equity or ownership interest in the Seller or that any amount allocated to the Royalty Right pursuant to Section 2.7 be treated as a contribution to capital, and neither the Seller nor the Purchaser shall take any action inconsistent with such treatment. The Purchaser shall treat the Royalty Right Payment Amounts, if any, as ordinary income for U.S. federal, state and local tax purposes, and neither the Seller nor the Purchaser shall take any action inconsistent with such treatment.

Section 13.2    Tax Disclosure. Notwithstanding anything expressed or implied to the contrary herein, the Purchaser, on the one hand, and the Seller, on the other hand, and its respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure; provided, however, that neither such Person nor any employee, representative or other agent thereof shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could reasonably result in a violation of any Law relating to federal or state securities matters. For these purposes, the tax treatment of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein means the purported or claimed U.S. federal or state tax treatment of such transactions. Moreover, the tax structure of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein includes any fact that may be relevant to understanding the purported or claimed U.S. federal or state tax treatment of such transactions.

{SIGNATURE PAGE FOLLOWS}

If the foregoing is in accordance with your understanding of this Royalty Right Agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among us and you in accordance with its terms.

Very truly yours,

QUOTIENT LIMITED

By:
Name:
Title:

PURCHASER:

{Insert Purchaser’s name on line above}

By:
Name:
Title:
Address:
Facsimile:
Email:
Purchaser Account Information:
Bank:
ABA #:
Account #:
Name/Attention:
Percentage Purchased: %

ANNEX A

RULES OF CONSTRUCTION AND DEFINED TERMS

Unless the context otherwise requires, in this Annex A and otherwise in this Royalty Right Agreement:

(a)	A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, unless any Transaction Document (or other document) otherwise provides.

(b)	Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Royalty Right Agreement on a day that is not a Business Day, unless this Royalty Right Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified.

(c)	Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)	The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)	The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)	Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in this Annex A or otherwise in this Royalty Right Agreement) and include any Annexes, Exhibits and Schedules attached thereto.

(g)	References to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)	References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth in this Annex A or otherwise in this Royalty Right Agreement), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(i)	The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)	The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A or otherwise in this Royalty Right Agreement shall refer to this Royalty Right Agreement as a whole and not to any particular provision hereof or thereof, and Article, Section, Annex, Schedule and Exhibit references herein and therein are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Royalty Right Agreement unless otherwise specified.

(k)	In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

“Additional Amounts” has the meaning set forth in Section 2.2(b) of the Royalty Right Agreement.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, and “controlled” has a meaning correlative thereto.

“Applicable Market” means the donor testing market in the United States and the European Union. For purposes of this definition, “donor testing market” means the collection of blood or plasma from donors and in relation to which blood grouping (characterizing blood-group antigens and antibodies to such antigens in a given blood sample) and/or serological disease screening (detecting the presence of pathogens in a blood sample that are associated with particular diseases or conditions) is performed, in each case, by agencies that collect blood or plasma from donors.

“Approved Jurisdiction” means Jersey, Channel Islands, the United States of America, any state or commonwealth thereof or the District of Columbia or any other country which is on the Issue Date a member of the Organization of Economic Cooperation and Development.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions are authorized or required by Law to close in New York City or Jersey, Channel Islands.

“Capital Stock” means: (a) in the case of a corporation, corporate stock or shares; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and membership rights; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; in each case to the extent treated as equity in accordance with GAAP, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock whether or not such debt securities include any right of participation with Capital Stock

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information (whether written or oral, or in electronic or other form) furnished before or after the date hereof concerning the Purchaser or its Affiliates (including any of its equityholders), including any and all information regarding any aspect of the Purchaser’s business, including its owners, funds, strategy, market views, structure, investors or potential investors. Such Confidential Information includes any tax exemption form provided by the Purchaser to the Seller or its Affiliates. Notwithstanding the foregoing definition, “Confidential Information” shall not include information that is (v) independently developed or discovered by the Seller without use of or access to any information described in the second preceding sentence, as demonstrated by documentary evidence, (w) already in the public domain at the time the information is disclosed or has become part of the public domain after such disclosure through no breach of this Royalty Right Agreement, (x) lawfully obtainable from other sources, (y) required to be disclosed in any document to be filed with any Governmental Authority or (z) required to be disclosed by court or administrative order or under securities Laws applicable to any party to this Royalty Right Agreement or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Seller or its Affiliates or the Purchaser or its Affiliates may be listed for trading.

“Confidentiality Agreement” means a confidentiality agreement substantially in the form of Exhibit E to the Indenture or substantially in the form of the confidentiality agreement attached to Schedule 2 to the Purchase Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, Equity Interests shall not include the Royalty Right.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Royalty Right Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any regulations thereunder or official interpretations thereof or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement).

“First Contract Date” means the date that the Seller (or any Affiliate, licensee or other commercial partner thereof) enters into a contract for the sale of MosaiQ™ instruments or consumables in respect of the Applicable Market.

“First Contract Notice” has the meaning set forth in Section 2.3 of the Royalty Right Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indenture” has the meaning set forth in Section 5.1 of the Royalty Right Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Issue Date” means October 14, 2016.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, judgments, orders, writs, injunctions,

decrees, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“MosaiQTM” means the technology platform being developed by the Seller and its Subsidiaries that is known as MosaiQTM (whether marketed under such name or any other name), comprised of a high-throughput instrument and the related consumables for use with such instrument.

“MosaiQTM Net Sales” means the gross amount invoiced for sales of MosaiQTM instruments and related consumables in arm’s length sales by the Seller, any of its Affiliates or the Seller’s licensees, sublicensees, assignees, transferees or other commercial partners (or any of their respective Affiliates) to independent, unrelated third parties, less the following deductions from such gross amounts that are actually incurred, allowed, accrued or specifically allocated: (i) credits, price adjustments or allowances for damaged products (to the extent not covered by insurance), defective goods, returns or rejections of MosaiQTM instruments and/or related consumables; (ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing that have been already reflected in the gross amount invoiced); (iii) chargeback payments, rebates and similar allowances (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations, distributors or wholesalers or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any fees paid to any third party logistics providers, wholesalers and distributors; (v) any freight, postage, shipping, insurance and other transportation charges incurred by the selling Person in connection with shipping MosaiQTM instruments and/or related consumables to third party logistics providers, wholesalers and distributors and to customers; (vi) adjustments for billing errors or recalls; (vii) sales, value-added (to the extent not refundable in accordance with applicable Law), and excise taxes, tariffs and duties, and other taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws), levied on, absorbed, determined or imposed with respect to such sale (but not including taxes assessed against the income derived from such sale); and (viii) amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the MosaiQTM Net Sales of the period during which it is paid. MosaiQTM Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, the standard accounting practices the selling Person customarily applies to other branded products sold by it or its Affiliates under similar trade terms and conditions.

“Notes” means the 12% Senior Secured Notes of the Seller.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Seller in his or her capacity as such an officer.

“Person” means an individual, corporation, partnership, association, limited liability company, unincorporated organization, trust, joint stock company or joint venture, a Governmental Authority or any other entity.

“Purchase Agreement” means that certain purchase agreement dated October 14, 2016 to which the Seller and the Purchaser (or an Affiliate thereof), among others, are party.

“Purchaser” has the meaning set forth in Section 2.1 of this Royalty Right Agreement.

“Purchaser Account” means the account described as such on the signature page hereto, as such account may be changed by the Purchaser in its sole discretion from time to time (including in connection with any Transfer of the Royalty Right in accordance with Section 2.6) upon five Business Days’ prior written notice to the Seller in accordance with Section 6.1 of this Royalty Right Agreement.

“Relevant Taxing Jurisdiction” means, with respect to any payment under this Royalty Right Agreement or the Royalty Right made by the Seller or a paying agent appointed by it, (1) any jurisdiction, or any political subdivision or governmental authority thereof or therein having the power to tax, from or through which the Seller or such paying agent makes such payment or (2) any jurisdiction in which the Seller or such paying agent is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax.

“Report” has the meaning set forth in Section 2.2(a) of this Royalty Right Agreement.

“Royalty Right” means the right to receive the Royalty Right Payment Amounts pursuant to, and subject to the terms and conditions of, this Royalty Right Agreement.

“Royalty Right Agreement” means this royalty right agreement to which this Annex A is attached and made part.

“Royalty Right Payment Amount” means, with respect to any Royalty Right Period, the product of (a) the Royalty Right Percentage multiplied by (b) MosaiQ™ Net Sales in the Applicable Market during such Royalty Right Period.

“Royalty Right Payment Date” means each March 20 and September 20 during the Royalty Right Term and the first March 20 or September 20 following the end of the Royalty Right Term.

“Royalty Right Percentage” means the product of (a) {FOR USE ONLY IN ISSUE DATE AGREEMENT: 0.014} {FOR USE ONLY IN SUBSEQUENT CLOSING DATE AGREEMENT: 0.006} multiplied by (b) the percentage set forth on the signature page hereto.

“Royalty Right Period” means the two full calendar quarters preceding the applicable Royalty Right Payment Date (or, in the case of the first such Royalty Right Payment Date, for the period beginning on the First Contract Date and ending on the last day of the calendar quarter preceding such Royalty Right Payment Date).

“Royalty Right Term” means the period commencing on the First Contract Date and ending on the last day of the calendar quarter in which the eighth anniversary of the First Contract Date occurs.

“Seller” has the meaning set forth in the preamble to this Royalty Right Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For purposes of clarity, a Subsidiary of a Person shall not include any Person that is under common control with the first Person solely by virtue of having directors, managers or trustees in common and shall not include any Person that is solely under common control with the first Person (i.e., a sister company with a common parent).

“Successor Company” has the meaning set forth in Section 3.1 of this Royalty Right Agreement.

“Taxes” means any present or future tax, fee, duty, levy, tariff, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto).

“Transfer” means sell, assign, transfer, pledge, hypothecate, encumber, gift or in any other manner dispose of.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.